Exhibit T3A.10

ARTICLES OF ORGANIZATION

of

FRONTIER COMMUNICATIONS OF IOWA, LLC

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to Sections 301 and 303 of the Iowa Limited Liability Company Act and Chapter 490A of the 2007 Code of Iowa, the undersigned adopts the following articles of organization for the company.

Article I
The name of the limited liability company is Frontier Communications of Iowa, LLC.

Article II
The term of existence of the limited liability company shall be perpetual.

Article Ill
The initial registered agent of the limited liability company in Iowa is as follows:

CT Corporation System
2222 Grand Avenue
Des Moines, IA 50312-0000

Article IV
The mailing address for the place of business is as follows:

3 High Ridge Park
Stamford, CT 06905

Article V
These Articles of Organization shall become effective on December 31, 2008.

 IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization this 8th day of December, 2008.

By:	/s/ David G. Schwartz
David G. Schwartz,
Assistant Secretary

FILED IOWA SECRETARY OF STATE 12/23/08 11:29am W609268